Exhibit 1

HQ/CS/CL.24B/14879

16 July 2012

Dear Sir,

Sub:	Board Meeting for Unaudited Financial Results (Provisional) for the period ended 30 June 2012.

In accordance with the Clause 41 of the Listing Agreement with Indian Stock Exchanges, it is hereby informed that a Meeting of the Board of Directors of the Company is scheduled to be held on 26 July 2012 to consider and take on record Unaudited Financial Results (Provisional) for the period ended 30 June 2012.

Thanking you,

Yours faithfully,
For Tata Communications Limited

Rishabh Aditya
Dy. Company Secretary & VP

To:

1)	Security Code 500483, The Stock Exchange, Mumbai. Fax No.(22) 2272 2037,39,41

2)	Security Code TATACOMM, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 2659 8237,238, 347,348

3)	National Securities Depository Ltd. Fax Nos. : 2497 2993.

4)	The Bank of New York. Fax No.2204 4942.

5)	Sharepro Services (India) Pvt. Ltd. Fax No. 2837 5646

6)	Marc H. Iyeki, Director, New York Stock Exchange, Fax No: (212) 656-5071,72

7)	Central Depository Services (India) Limited. Fax : 2267 3199.

Tata Communications Limited

Plot C 21 & C 36 ‘G’ Block Bandra Kurla Complex, Mumbai 400098 India

Regd. Office : VSB Mahatma Gandhi Road Fort Mumbai – 400 001 India

Tel 91 22 6657 8765 Fax 91 22 6639 5162 website www.tatacommunications.com